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                                  EXHIBIT 99.1

                                  PRESS RELEASE

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                              FOR IMMEDIATE RELEASE
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For Additional Information Contact:
K. M. Hoveland, President and Chief Executive Officer
(626) 339-9663

                                  K-FED BANCORP
                             ANNUAL MEETING RESULTS

Covina, California - (October 27, 2004) - K. M. Hoveland, President and Chief Executive Officer of K-Fed Bancorp, headquartered in Covina, California, today announced the results of the first Annual Meeting of Stockholders where James L. Breeden and Frank G. Nicewicz were elected to serve three year terms as directors. The K-Fed Bancorp 2004 Stock Option Plan, as well as, the K-Fed Bancorp 2004 Recognition and Retention Plan were approved and Crowe Chizek and Company LLC was appointed as independent auditors for the fiscal year ending June 30, 2005.

     "We are pleased to have received the votes required to approve these proposals" stated Ms. Hoveland.

     While the Annual Report contained the June 30, 2004 fiscal year end results, Ms. Hoveland reported net income for the three months ended September 30, 2004 of $1.3 million. This is an increase of $729,000, or 126.6%, from the net income of $576,000 for the three months ended September 30, 2003. Earnings per basic and diluted share were at $.09 for the quarter-ended September 30, 2004. No earnings per share information is available for the three months ended September 30, 2003 as the Company's initial public offering closed on March 30, 2004.

     Interest income increased by $1.9 million, or 38.8%, to $6.8 million for the three months ended September 30, 2004 from $4.9 million for the three months ended September 30, 2003. The primary factor for the increase in interest income was an increase in the average loans receivable balance of $119.1 million, or 31.1%, from $382.9 million for the three months ended September 30, 2003 to $502.0 million for the three months ended September 30, 2004. The increase was primarily due to the investment of proceeds received from the Company's minority stock offering, which occurred in March 2004, in whole-loan purchases of real estate loans.

     Noninterest expenses increased $490,000, or 20.1% for the three months ended September 30, 2004 as compared to September 30, 2003. The increase was primarily due the implementation of our Employee Stock Ownership Plan as well as overall increases in audit, legal and filing fees due to increased SEC and OTS compliance and reporting requirements.

     Total assets increased by $22.2 million, or 3.8%, to $606.6 million at September 30, 2004 from $584.4 million at June 30, 2004. The increase primarily reflects the increase in cash and cash equivalents as a result of the acquisition of the Panorama City, California branch from Pan American Bank, partially offset by the repayment of short-term Federal Home Loan Bank of San Francisco advances and the net outflow of deposits for the quarter.

     Total deposits increased $40.6 million, or 9.6%, to $463.6 million at September 30, 2004 from $423.0 million at June 30, 2004. This increase is primarily due to the acquisition of $61.2 million in deposits in connection with our Panorama City branch purchase. Excluding the Panorama City deposits, overall deposits decreased $20.4 million, due primarily to the maturation and withdrawal of high-rate certificates of deposit and the withdrawal of money market account funds by customers seeking higher yielding opportunities elsewhere.

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K-FED BANCORP      ANNUAL MEETING RESULTS          page 2 of 2




     Ms. Hoveland stated, "With the solid results for the quarter, we are proud to announce our first dividend for all the shareholders who had the confidence to invest in K-Fed Bancorp."

     K-Fed Bancorp has declared its first cash dividend in the amount of $.05 per share of K-Fed Bancorp's common stock for the fiscal quarter ended September 30, 2004. The dividend will be payable to stockholders of record as of November 9, 2004, and will be paid on November 23, 2004. As part of the initial stock offering in March 2004, K-Fed Bancorp sold 5,686,750 shares of its common stock to the public, and issued 8,860,750 shares of its common stock to K-Fed Mutual Holding Company. K-Fed Mutual Holding Company does not engage in any business activity other than holding the K-Fed Bancorp common stock. K-Fed Mutual Holding Company intends to waive receipt of the dividend subject to the expected receipt of a letter of non-objection from the Office of Thrift Supervision.

     K-Fed Bancorp is the parent corporation for Kaiser Federal Bank, a federally chartered savings association headquartered in Covina, California. The Bank operates three full service offices and two financial service centers in southern and northern California, as well as a statewide network of 30 ATMs.

     Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and Kaiser Federal Bank include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.